SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 11, 2015

AOXIN TIANLI GROUP, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2015, the Board fixed the number of directors constituting the entire Board at seven, and appointed Gang Yin as a director, and as a member of the Nominating Committee to fill the vacancy created by the resignation of Peter E. Gadkowski as a member of that committee.  The Board also intends to appoint Mr. Yin to the Audit Committee.

Mr. Yin, age 53, has experience in banking and finance matters. He has been Deputy General Manager of AUNEW Group Holdings Pty Ltd. and General Manager of Health Sharing Group Pty Ltd since March 2010.   From January 2009 to February 2009, he was General Manager (Business Development) of DC Global Mining Pty Ltd. From July 2008 to December 2008, he was Vice President (China) of Once Australia Pty Ltd.  From February 2006 to June 2008, he was Deputy General Manager of Shanghai Puji Investment and Management Co., Ltd. From October 2003 to January 1, 2006, he was Executive President of Ananda Travel Service (Australia) Pty. From July 1998 to April 2003, he was employed by Bank of China Australia as Manager of Risk Management and as Head of Corporate and Individual Finance.  Mr. Yin received a Master of Law degree in 1988 and Bachelor of Arts degree in 1983 from Wuhan University.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 11, 2015, the Board voted, subject to the clarification of issues by counsel, to amend its Articles of Association to eliminate the requirement that it has a classified Board of Directors.  Counsel has provided the Board with a response to its concerns and the amendment eliminating the classified Board of Directors is deemed effective.  Commencing with the Annual Meeting of Shareholders scheduled for August 5, 2015, a full slate of directors will be elected annually.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AOXIN TIANLI GROUP, INC.

By:	/s/ Ping Wang
Ping Wang
Chief Executive Officer

Dated: June 17, 2015